Ethan Christensen

T: (858) 550-6000 echristensen@cooley.com

March 18, 2008

CardioNet, Inc.
1010 Second Avenue, Suite 700
San Diego, CA 92101

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CardioNet, Inc., a Delaware corporation, (the "Company") of a Registration Statement on Form S-1 (Registration Statement No. 333-145547) (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering an underwritten public offering of up to 3,910,000 shares (the "Shares") of the Company's common stock, par value $0.001, including (i) 3,000,000 shares to be sold by the Company (the "Company Shares") and (ii) up to 910,000 shares to be sold by a selling stockholder (including 510,000 shares that may be sold by the selling stockholder pursuant to the exercise of an over-allotment option) (the "Selling Stockholder Shares") (all share numbers are adjusted to reflect the one-for-two reverse split of the Company's common stock effected on March 5, 2008).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement, and the Company's Amended and Restated Bylaws, filed as Exhibit 3.2 to the Registration Statement, each of which shall be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Selling Stockholder Shares are validly issued, fully paid and nonassessable, and (ii) the Company Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Ethan Christensen

Ethan Christensen